Exhibit 99

ORBCOMM ANNOUNCES THIRD QUARTER 2012 RESULTS

– Service Revenues Increased 23%; Subscribers Increased by 29,000 to 744,000 –

– Net Income of $2.3 Million or $0.05 per Share –

– 59% Increase in Adjusted EBITDA to $4.3 Million –

Fort Lee, NJ, November 8, 2012 – ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company specializing in two-way Machine-to-Machine (M2M) communications, today announced financial results for the third quarter ended September 30, 2012.

The following financial highlights are in thousands of dollars, except per share amounts.

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Service Revenues	$12,708	$10,315	$36,657	$26,692

Product Sales	$3,386	$3,625	$11,635	$5,940

Total Revenues	$16,094	$13,940	$48,292	$32,632

Net Income (loss) attributable to ORBCOMM Inc. Common Stockholders	$2,307	$546	$6,562	$(726)
Net Income (loss) per Common Share	$0.05	$0.01	$0.14	$(0.02)

EBITDA (1,3)	$3,887	$2,309	$11,146	$3,921

Adjusted EBITDA (2,3)	$4,277	$2,695	$12,508	$5,241

(1)	EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization.
(2)	Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, loss on disposition of other investment in Alanco, and noncontrolling interests.
(3)	A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income (Loss), is among other financial tables at the end of this release.

Highlights:

•	For the third quarter of 2012, Service Revenues increased 23% year-over-year to $12.7 million and Total Revenues increased 15% to $16.1 million. Adjusted EBITDA for the period was $4.3 million, up 59% from $2.7 million during the same three months last year. ORBCOMM reported EPS of $0.05 for the third quarter of 2012 compared to EPS of $0.01 for the comparable period last year.

•	For the third quarter of 2012, net subscriber additions were 29,000. ORBCOMM had 744,000 billable subscriber communicators at September 30, 2012, compared to 626,000 at the end of the third quarter last year. The base of billable subscribers increased 19% year-over-year.

•	inthinc Technology Solutions Inc. (inthinc), a global provider of telematics, fleet management and driver safety solutions, selected ORBCOMM to provide wireless data services for inthinc’s technology applications in the heavy equipment, oil & gas and commercial fleet industries in the United States.

•	ORBCOMM Generation 2 (OG2) prototype satellite was launched on October 7, 2012. The satellite de-orbited as the result of being deployed into a lower orbit due to a pre-imposed safety check required by NASA designed to protect the International Space Stations and its crew. Although the satellite was only available for a short time, we were able to perform several critical system verifications that validate that the innovative OG2 satellite technology operates as designed before launching the full constellation of OG2 satellites. With this verification data, ORBCOMM can focus on completing and launching the OG2 satellites as the primary mission payloads on two planned Falcon 9 launches, the first in mid-2013 and the second in 2014, directly into their operational orbit.

•

StarTrak’s ReeferTrak® application was successfully implemented with TMW Systems, Inc’s TMWSuite®, providing for-hire carriers and private fleets the ability to capture real-time refrigerated trailer operational data including trailer temperature, operational condition and GPS position.

“Once again, we are pleased to report strong quarterly results,” said Marc Eisenberg, Chief Executive Officer of ORBCOMM. “Our business fundamentals are healthy and we continue to execute on our business plan. Our AIS business has good momentum, reflecting the quality of the data. We continue to add net subscribers ending the quarter at 744,000 subscribers and have achieved positive Adjusted EBITDA in fourteen consecutive quarters over the last three and a half years.”

“ORBCOMM’s third quarter results reflect strong performance and continued profitability in our business,” said Robert Costantini, Chief Financial Officer of ORBCOMM. “Quarterly Service Revenues grew 23% over prior year, and increased $300,000 sequentially from the second quarter, with the gross margin on Services expanding to 60%. Adjusted EBITDA grew 59% year-over-year to $4.3 million and increased sequentially from the second quarter, demonstrating continued strength in the operating leverage of our business model.”

Financial Results and Highlights

Revenues

For the third quarter ended September 30, 2012, Service Revenues were $12.7 million compared to $10.3 million during the same period last year. The year-over-year increase of 23% was the result of an increase of units in service, increases in terrestrial ARPU, contribution from acquisitions and ORBCOMM’s AIS business that contributed $0.7 million to Service Revenues in the third quarter. ORBCOMM’s gross margin on Service Revenues expanded to 60% for the third quarter compared to 57% in the third quarter last year. For the nine months ended September 30, 2012, Service Revenues were $36.7 million compared to $26.7 million during the same period last year, increasing 37%.

Product Sales during the third quarter of 2012 were $3.4 million compared to $3.6 million during the same period last year. The decrease in Product Sales was largely due to the timing of purchases by OEM customers in Japan. Gross margin on Product Sales grew to 31% in the most recent quarter from 27% in the third quarter of 2011. Product Sales during the first nine months of 2012 increased 96% to $11.6 million from $5.9 million during the first nine months last year.

Total Revenues for the quarter ended September 30, 2012 were $16.1 million compared $13.9 million during the quarter ended September 30, 2011, an increase of 15%. Total Revenues for the nine months ended September 30, 2012 were $48.3 million compared to $32.6 million during the same period of 2011, an increase of 48%.

Costs and Expenses

Costs and Expenses for the third quarter of 2012 were $13.5 million compared to $13.0 million during the same period in 2011. Costs and Expenses for the nine months ended September 30, 2012 were $41.6 million compared to $32.5 million during the same period in 2011. The increases were mostly due to costs associated with growth in the business, leading to higher Cost of Services, and expenses related to the operations of the LMS acquisition that were not present in the prior year period, offset by a reduction in Acquisition-related costs.

Costs of Product Sales for the third quarter of 2012 were $2.3 million compared to $2.7 million for the three months ended September 30, 2011, a decrease of 12% due to lower Product Sales. Costs of Services, Product Development, and Selling, General and Administrative Expenses were $11.1 million for the third quarter of 2012 compared to $10.0 million in the prior year third quarter, an increase of $1.1 million primarily related to increased business activity and the addition of operating expenses for the LMS acquisition.

Acquisition-related Costs were less than $0.1 million in the third quarter of 2012 and were mostly due to the acquisition of the assets of LMS which closed in January 2012. Acquisition-related Costs were $0.4 million in the third quarter of 2011 and were related to the purchase of assets of StarTrak which closed in May 2011.

Income Before Income Taxes, Net Income, and Earnings Per Share

Income Before Income Taxes for the third quarter of 2012 was $2.6 million compared to $0.8 million for the third quarter of 2011. For the nine months ended September 30, 2012, Income Before Income Taxes was $7.8 million versus a loss of $0.2 million in the prior year period.

Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders was $2.3 million for the three months ended September 2012 compared to $0.5 million for the similar three-month period in 2011. For the nine months ended September 30, 2012, Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders was $6.6 million versus a loss of $0.7 million in the prior year period.

Earnings Per Share were $0.05 for the third quarter of 2012 versus $0.01 for the third quarter of 2011, and were $0.14 per share for the first nine months of 2012 versus a loss of ($0.02) for the first nine months of 2011.

EBITDA and Adjusted EBITDA

EBITDA for the third quarter of 2012 was $3.9 million compared to $2.3 million in the third quarter of 2011, an increase of 68%. EBITDA for the first nine months of 2012 was $11.1 million compared to $3.9 million in the first nine months of 2011, an increase of 184%.

Adjusted EBITDA for the third quarter of 2012 was $4.3 million compared to $2.7 million in the third quarter of 2011, an increase of 59%. Adjusted EBITDA margin as a percentage of Total Revenues expanded to 27% in the quarter from 19% a year ago. Adjusted EBITDA for the first nine months of 2012 was $12.5 million compared to $5.2 million in the first nine months of 2011, an increase of 139%.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet & Cash Flow

At September 30, 2012, Cash and Cash Equivalents, Restricted Cash, and Marketable Securities were $75.8 million, increasing from $75.4 million at June 30, 2012.

Cash provided by operating activities was $8.9 million for the first nine months of 2012. During the nine months ended September 30, 2012, cash of $11.7 million was used for capital expenditures, including OG2 satellite expenditures, and $4.0 million was used in the purchase of LMS.

Total ORBCOMM Inc. Stockholders’ Equity was $180.6 million at September 30, 2012.

Subsequent Event

On November 7, 2012, our Board of Directors concluded, based on the recommendation of management, that an impairment charge should be recognized with respect to the loss of the prototype satellite. Accordingly, we estimate that this impairment charge for the cost of the prototype satellite and associated launch services and launch insurance will be approximately $11 million and will be reflected in our consolidated financial statements during the fourth quarter of 2012. We have filed a claim under our launch insurance policy for a total loss of the next-generation prototype for the maximum amount covered by the policy of $10 million.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.

To access the call, domestic participants should dial 1-888-561-1799 at least ten minutes prior to the start of the call. International callers should dial 1-480-629-9774. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at www.orbcomm.com, select the “About us” tab, then the investor relations tab, then select “Presentations and Webcasts,” to access the link to the call. To listen to a telephone replay of the conference call, please dial 1-800-406-7325 domestically or 1-303-590-3030 internationally and enter reservation identification number 4574578. The replay will be available from approximately 12:00 PM ET on November 8, 2012, through 11:59 PM ET on November 15, 2012.

About ORBCOMM Inc.

ORBCOMM is a leading global satellite data communications company, specializing in Machine-to-Machine (M2M) communications. Its customers include Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery, and Hyundai Heavy Industries, Asset Intelligence (a subsidiary of I.D. Systems, Inc.), Komatsu Ltd., Manitowoc Crane Companies, Inc., and Volvo Construction Equipment among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM’s low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in our core markets: commercial transportation; heavy equipment; industrial fixed assets; marine and homeland security. ORBCOMM based products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is an innovator and leading provider of solution services for the refrigerated and transportation markets. Under its ReeferTrak,® GenTrak,TM and CargoWatch TM brands, the Company provides customers with the ability to proactively monitor, manage and remotely control their refrigerated and transportation assets. Additionally, ORBCOMM provides Automatic Identification System (AIS) data services for vessel tracking and to improve maritime safety to government and commercial customers worldwide. ORBCOMM is headquartered in Fort Lee, New Jersey and has its network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: ongoing global economic instability and uncertainty; substantial losses we have incurred and may incur; demand for and market acceptance of our products and services and the applications developed by our resellers; we may need additional capital to pursue our growth strategy; loss or decline or slowdown in the growth in business from our key customers, such as Caterpillar Inc., (“Caterpillar”), Komatsu Ltd., (“Komatsu”), Hitachi Construction Machinery Co., Ltd., (“Hitachi”), and Asset Intelligence, a subsidiary of I.D. Systems, Inc. (“AI”), other value added resellers or VARs and international value-added resellers or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation, heavy equipment, fixed assets, and maritime; dependence on a few significant customers; our acquisition of the assets of StarTrak Systems LLC and PAR Logistics Management Systems may expose us to additional risks; litigation proceedings; technological changes, pricing pressures and other competitive factors; the inability of our international resellers and licensees to develop markets outside the United States; the inability to obtain or maintain the necessary regulatory approvals or licenses for particular countries or to operate our satellites; market acceptance and success of our Automatic Identification System (“AIS”) business; satellite launch and construction delays and cost overruns of our next-generation satellites and launch vehicles; launch and in-orbit satellite failures or reduced performance of our existing satellites; significant liabilities created by products we sell; the failure of our systems or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; political, legal regulatory, government administrative and economic conditions and developments in the United States and other countries and territories in which we operate; and changes in our business strategy. In addition, specific consideration should be given to various factors described in Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2011, and other documents, on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts
Investor Inquiries:	Media Inquiries:
Robert Costantini	Jennifer Stroud
EVP and Chief Financial Officer	Vice President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6305	212-371-5999
jcl@abmac.com

ORBCOMM Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$26,084	$35,061
Restricted cash	—	1,000
Marketable securities	47,508	45,973
Accounts receivable, net of allowances for doubtful accounts of $301 and $299	11,427	7,946
Inventories	3,523	2,815
Prepaid expenses and other current assets	1,380	1,660
Deferred tax assets	852	912

Total current assets	90,774	95,367

Satellite network and other equipment, net	96,829	79,771
Goodwill	14,553	11,131
Intangible assets, net	8,047	7,125
Restricted cash	2,195	2,220
Deferred tax assets	135	136
Other assets	1,611	1,419

Total assets	$214,144	$197,169

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$13,505	$2,641
Accrued liabilities	9,064	14,127
Current portion of note payable	288	250
Current portion of deferred revenue	2,457	2,099

Total current liabilities	25,314	19,117
Note payable—related party	1,468	1,480
Note payable, net of current portion	3,167	3,376
Deferred revenue, net of current portion	1,937	1,570
Deferred tax liabilities	1,019	823
Other liabilities	934	226

Total liabilities	33,839	26,592

Commitments and contingencies

Equity:
ORBCOMM Inc. stockholders’ equity
Preferred Stock Series A, par value $0.001; 1,000,000 shares authorized; 159,768 and 186,265 shares issued and outstanding	1,596	1,861
Common stock, par value $0.001; 250,000,000 shares authorized; 46,781,008 and 45,668,527 shares issued	47	46
Additional paid-in capital	247,866	244,543
Accumulated other comprehensive income	1,273	1,352
Accumulated deficit	(70,067)	(76,629)
Less treasury stock, at cost, 29,990 shares at September 30, 2012 and 0 shares at December 31, 2011	(96)	—

Total ORBCOMM Inc. stockholders’ equity	180,619	171,173
Noncontrolling interests	(314)	(596)

Total equity	180,305	170,577

Total liabilities and equity	$214,144	$197,169

ORBCOMM Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Service revenues	$12,708	$10,315	$36,657	$26,692
Product sales	3,386	3,625	11,635	5,940

Total revenues	16,094	13,940	48,292	32,632

Costs and expenses (1) :
Costs of services	5,108	4,483	14,764	11,721
Costs of product sales	2,335	2,659	8,006	4,315
Selling, general and administrative	5,390	5,146	16,330	14,216
Product development	630	361	1,811	816
Acquisition-related costs	67	391	700	1,426

Total costs and expenses	13,530	13,040	41,611	32,494

Income from operations	2,564	900	6,681	138

Other income (expense):
Interest income	24	31	74	129
Other income (expense)	16	(14)	68	(220)
Gain on extinguishment of debt, net of expenses	—	—	1,062	—
Interest expense	(13)	(110)	(45)	(236)

Total other income (expense)	27	(93)	1,159	(327)

Income (loss) before income taxes	2,591	807	7,840	(189)

Income taxes	284	272	1,080	578

Net income (loss)	2,307	535	6,760	(767)

Less: Net income (loss) attributable to the noncontrolling interests	(17)	(20)	145	(50)

Net income (loss) attributable to ORBCOMM Inc.	$2,324	$555	$6,615	$(717)

Net income (loss) attributable to ORBCOMM Inc. common stockholders	$2,307	$546	$6,562	$(726)

Per share information-basic:
Net income (loss) attributable to ORBCOMM Inc.	$0.05	$0.01	$0.14	$(0.02)

Per share information-diluted:
Net income (loss) attributable to ORBCOMM Inc.	$0.05	$0.01	$0.14	$(0.02)

Weighted average common shares outstanding:
Basic	46,729	45,665	46,596	44,211

Diluted	47,559	45,788	47,432	44,211

(1) Stock-based compensation included in costs and expenses:
Costs of services	$71	$34	$185	$94
Costs of product sales	6	2	14	2
Selling, general and administrative	289	362	913	951
Product development	41	8	105	18

	$407	$406	$1,217	$1,065

ORBCOMM Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine months ended
	September 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$6,760	$(767)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Change in allowance for doubtful accounts	(19)	(291)
Change in the fair value of acquisition-related contingent consideration	(130)	—
Amortization of the fair value adjustment related to StarTrak warranty liabilities	(166)	—
Depreciation and amortization	3,480	3,953
Stock-based compensation	1,217	1,065
Foreign exchange (gains) losses	(66)	17
Amortization of premium on marketable securities	606	1,041
(Increase) decrease in fair value of indemnification assets	(84)	47
Deferred income taxes	255	121
Gain on extinguishment of debt and accounts payable	(1,214)	—
Amortization of transition shared services	114	—
Amortization of debt discount for the 6% secured promissory note issued in connection with the acquisition of StarTrak	—	9
Loss on disposition of other investment in Alanco	—	305
Accretion on note payable-related party	—	98
Dividend received in common stock from other investment	—	(84)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,258)	(1,756)
Inventories	562	359
Prepaid expenses and other assets	278	(51)
Accounts payable and accrued liabilities	(924)	266
Deferred revenue	638	(269)
Other liabilities	(161)	(88)

Net cash provided by operating activities	8,888	3,975

Cash flows from investing activities:
Capital expenditures	(11,658)	(5,937)
Purchases of marketable securities	(52,493)	(47,497)
Proceeds from maturities of marketable securities	50,352	81,146
Acquisition of net assets of StarTrak, net of cash acquired of $322	—	(1,876)
Change in restricted cash	1,025	810
Acquisition of net assets of LMS	(4,000)	—

Net cash (used in) provided by investing activities	(16,774)	26,646

Cash flows from financing activities
Purchase of noncontrolling ownership interests in Satcom International Group plc	(199)	—
Repayment of Satcom notes payable	(253)	—
Principal payments of note payable	(187)	(200)
Principal payments of capital leases	(367)	—
Payment upon exercise of SARs	—	(24)

Net cash used in financing activities	(1,006)	(224)

Effect of exchange rate changes on cash and cash equivalents	(85)	302

Net increase (decrease) in cash and cash equivalents	(8,977)	30,699

Cash and cash equivalents:
Beginning of period	35,061	17,026

End of period	$26,084	$47,725

The following table reconciles our Net Income (Loss) attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2012	2011	2012	2011
Net Income (Loss) attributable to ORBCOMM Inc.	$2,324	$555	$6,615	$(717)
Net interest (income) expense	(11)	79	(29)	107
Provision for income taxes	284	272	1,080	578
Depreciation and amortization	1,290	1,403	3,480	3,953

EBITDA	3,887	2,309	11,146	3,921

Stock-based compensation	407	406	1,217	1,065
Loss on disposition of other investment in Alanco	—	—	—	305
Noncontrolling interests	(17)	(20)	145	(50)

Adjusted EBITDA	$4,277	$2,695	$12,508	$5,241

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for Stock-based compensation expense, Loss on disposition of other investment in Alanco, and Noncontrolling interests is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash expenses reflected in the Condensed Consolidated Statements of Operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Income (loss) or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.